Exhibit 3(i)(B)

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              CERTIFICATE OF TRUST
                                       OF
                        RIDGE WOOD ELECTRIC POWER TRUST V


 The undersigned certifies that:

1. The name of the statutory trust is Ridgewood Electric Power Trust V (the "Statutory Trust").

2. The amendment to the Certificate of Trust of the Statutory Trust set forth below (the "Amendment") has been duly authorized by the Managing Shareholder of the Statutory Trust.

          The second paragraph of the Certificate of Trust is hereby amended to read as follows:

          "2. The name and business address of the Corporate Trustee of the Trust in the State of Delaware is Christiana Bank & Trust Company, 1314 King Street, P.O. Box 957, Wilmington, DE 19899-0957, Attention: Corporate Trust Administration."

3. Pursuant to Title 12, 3801 et. al., the Delaware Statutory Trust Act, (the "Act"), this Certificate of Amendment to the Certificate of Trust of the Statutory Trust shall become effective immediately upon fling with the Office of the Secretary of State of the State of Delaware.

4. The Amendment is made pursuant to the authority granted by the Statutory Trust under Section 3810(b) of the Act and pursuant to the authority set forth in the governing instrument of the Statutory Trust.


          IN WITNESS WHEREOF, the undersigned, being the Corporate Trustee of the Statutory Trust, has duly executed this Certificate of Amendment this 18th day of December, 2003.

                                           Christiana Bank & Trust Company,
                                           Corporate Trustee


                                           By: /s/ Toni L. Lindsay
                                               -------------------
                                           Name:  Toni L. Lindsay
                                           Title: Vice President